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                                   EXHIBIT 11

                  CONCORDE GAMING CORPORATION AND SUBSIDIARIES

                        COMPUTATION OF PER SHARE EARNINGS


                                                                Three Months Ended December 31,
                                                               --------------------------------
                                                                  1996                1995
                                                               ------------        ------------
Weighted average shares outstanding, net of
  treasury stock, beginning of year                              21,929,793          21,929,793

Adjustments for common stock equivalents (1)                              0              48,939

                                                               ------------        ------------
Weighted average common and common equivalent
  shares outstanding, end of year                                21,929,793          21,978,732
                                                               ============        ============


Net income (loss)                                              $   (140,214)       $    145,565
                                                               ============        ============


Net income (loss) per common and common equivalent share       $      (0.01)       $       0.01
                                                               ============        ============


 (1) Represents adjustments computed under the treasury stock method for stock options and warrants granted at fair market value at date of grant. For the three months ended December 31, 1996, stock options and warrants were excluded due to their antidilutive effect.